Exhibit (p)(ii)

State Street Global Advisors Code of Ethics

Effective: December 8, 2017

State Street Global Advisors Code of Ethics

Table of Contents

Overview	3

Covered Person Classifications	4

Code of Ethics Rule Summary	5

Statement of General Fiduciary Principles	6

Related Policies and Procedures	6

General Requirements	7

Personal Trading Requirements – Accounts and Holdings	7

Reportable Accounts Guide	10

Personal Trading Requirements – Transactions	12

Pre-Clearance Guide | Exempted Transactions	15

Personal Trading Requirements – Pre-Clearance	16

Administration and Enforcement of the Code of Ethics	18

Appendices

Appendix A – Terms and Definitions	19

Appendix B – Beneficial Ownership of Accounts and Securities	21

Appendix C – Guide: Requirements by Security Types	23

Appendix D – SSGA Legal Entities and Locations	25

Appendix E – Country Specific Requirements	27

Appendix F – Contacts	33

Appendix G – Code of Ethics Reporting Requirements	34

Appendix H – Code of Ethics FAQs	35

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State Street Global Advisors Code of Ethics

State Street Global Advisors Code of Ethics

Effective: December 8, 2017

What is the Code of Ethics?

The State Street Global Advisors (“SSGA”) Code of Ethics is designed to promote compliance with regulations that apply to our business and to ensure SSGA personnel meet expected standards of conduct. The Code is supplemental to the State Street Standard of Conduct, and SSGA personnel are required to comply with both.

In certain countries outside the US, local laws, regulations or customs may impose additional requirements. Personnel located in countries outside the US must also refer to Appendix E for information on those additional requirements.

The Ethics Office administers this Code in coordination with SSGA’s Global Chief Compliance Officer (“CCO”).

Who is subject to the Code of Ethics?

The Code of Ethics applies to you if:

•   You are a full-time or part-time employee at SSGA;

•   You are a contingent worker at SSGA and have been notified that you are subject to the Code of Ethics;

•   You are an officer of the registered investment companies managed* by SSGA Funds Management who is not employed by the Advisors, but is employed by another business unit with access to SSGA data such as non-public information regarding any client’s purchase or sale of securities, non-public information regarding any client’s portfolio holdings, or non-public securities recommendations made to clients (SSGS APAC, corporate functions, etc); or

•   The Ethics Office has designated you as a person subject to the Code of Ethics.

For the purposes of the remainder of this document, those personnel who are subject the Code of Ethics will be called “Covered Persons”.

If you are a covered person, the requirements of this Code related to personal trading also apply to people related to you, such as spouses, domestic partners, minor children, adult children and other relatives living in your household, as well as other persons designated as Covered Persons by the CCO or the Ethics Office, or their designee(s).

*	This excludes registered investment companies for which SSGA FM serves as sub-adviser.

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State Street Global Advisors Code of Ethics

Covered Persons Classifications

As a Covered Person, you are part of one of three different groups. The groups are: Access Person, Investment Personnel, and Non-Access Person. Your group classification is determined based on your role at SSGA. The Ethics Office will notify you of your classification. Your classification may change as your role within SSGA changes. It is your responsibility to notify the Ethics Office if your role changes.

Access Person is the group to which most Covered Persons are classified. Access Persons are those Covered Persons who:

•

as part of their regular functions or duties have access to nonpublic information about a client’s holdings, or a client’s decision to purchase or sell securities; have access to nonpublic information about SSGA portfolio holdings; or manage or are managed by employees who execute these functions;

•	are officers of the funds; or

•	have been designated as Access Persons by SSGA’s CCO, the Ethics Office or their designee(s).

Investment Personnel are Covered Persons who are responsible for a component of the management of investments for our clients. Investment Personnel are those Covered Persons who:

•

as part of their regular functions or duties, make investment recommendations or decisions; participate in making investment recommendations or decisions; are responsible for day-to-day management of a portfolio; have knowledge of investment decisions under consideration; execute trades; analyze and research securities; or manage or are managed by employees who execute those functions; or

•	other persons designated as Investment Personnel by SSGA’s CCO, the Ethics Office or their designee(s).

Non-Access Persons are Covered Persons who are not categorized as Access Persons or Investment Personnel.

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State Street Global Advisors Code of Ethics

Code of Ethics Rule Summary

Refer to the list below to understand which rules apply to you based on your Covered Person Classification. Read the full text of the Code of Ethics to fully understand the requirements and prohibitions, as well as any exceptions to these rules.

All Covered Persons

Required

•   Ensure compliance with the Code on the part of your spouse, domestic partner or other covered persons

•   Comply with applicable securities laws [p. 7]

•   Acknowledge the Code of Ethics when you become a Covered Person and annually thereafter [p. 7]

•   Report accounts and holdings when you become a Covered Person and annually thereafter [p. 7]

•   Report or confirm transactions quarterly [p. 12]

•   Maintain accounts at Approved Brokers if required in your region [p. 9]

•   Provide duplicate statements and confirms to Ethics Office [p. 8]

•   Report any actual, attempted, or suspected violation of this policy as soon as you are aware of it [p. 7]

•   Contact the Ethics Office for any exemption or exception to this Code of Ethics

•   Understand if and how the State Street Securities Trading Policy applies to you [p. 14]

Prohibited

•   Do not trade excessively [p. 12]

•   Do not sell securities short [p. 13]

•   Do not trade options or futures or engage in spread-betting [p. 13]

•   Do not participate in Initial Public Offerings [p. 13]

•   Do not participate in investment clubs and investment contests without Ethics Office approval [p. 13]

Access Persons (Including all rules above)

Required

•   Pre-Clear trades in Covered Securities [p. 16]

Prohibited

•   Do not sell or dispose of positions in Covered Securities that have been held for less than 60 days [p. 14]

•   Do not personally trade Covered Securities when there is a pending order on the Aladdin system for a client portfolio or fund for the same or similar security (Open Order Rule for Legacy GE Asset Management) [p. 17]

Investment Professionals (Including all rules above)

Prohibited

•   Do not personally trade Covered Securities when there is an open order on any trading desk for a client portfolio or fund for the same or similar security (Open Order Rule) [p. 17]

•   Do not personally trade Covered Securities within seven days (before or after) of a trade in the same or equivalent security in a client portfolio to which you are associated (Blackout Period) [p. 17]

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State Street Global Advisors Code of Ethics

Statement of General Fiduciary Principles

SSGA, its subsidiaries and affiliates, and the officers of the Funds owe a fiduciary duty to their advisory clients (including the Funds) and are subject to certain laws and regulations governing personal securities trading. As a Covered Person, you have an obligation to adhere to the following principles:

•   At all times, avoid placing your personal interest ahead of the interests of the clients of the Advisors;

•   Avoid actual and potential conflicts of interests between personal activities and the activities of the Advisors’ clients’;

•   Do not misappropriate investment opportunities from clients;

•   Do not employ or engage in any device, scheme, artifice, act, course of business, or manipulative practice to defraud the Fund; and

•   Do not make untrue or misleading statements that defraud the Fund.

As such, your personal financial transactions and related activities, along with those of your family members must be conducted consistently with this Code to avoid any actual or potential conflicts of interest with the Advisors’ clients’ or abuse of your position of trust and responsibility.

When making personal investment decisions you must ensure that you do not violate this Code. We have developed this Code to promote the highest standards of behavior and ensure compliance with applicable laws. The Code sets forth procedures and limitations that govern the personal securities transactions of every Covered Person.

It is not possible for this Code to address every situation involving the personal trading of Covered Persons. The Ethics Office is charged with oversight and interpretation of the Code in a manner considered fair and equitable, in all cases placing the Advisors’ clients’ interests first.

Related Policies and Procedures

All employees of SSGA are required to comply with the following key policies and procedures. They set forth ethical standards required of all SSGA personnel. This is not an exhaustive list of State Street or SSGA Policies or Procedures to which employees are subject.

State Street Corporate Policies and Procedures

•   Standard of Conduct

•   Gifts and Entertainment Policy

•   Political Contributions and Activities Policy

•   Outside Activities Policy

•   Conflict of Interest Policy

•   Anti-Corruption and Bribery Policy

•   Conduct Standards Policy

•   Mobile Communications Device Policy

SSGA Policies and Procedures

•   Insider Information/Information Barriers Policy and Procedure

•   SSGA Violation Enforcement Procedure

•   SSGA Global Conflicts of Interest Procedure

Note: Policies and related procedures/guidance may be revised from time to time. Find the most up-to-date policies on the intranet.

.

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State Street Global Advisors Code of Ethics

Requirements of the Code

General Requirements

Applicable to All Covered Persons

001.   Comply with Applicable Securities Laws

As a Covered Person, you must comply with securities laws and firm-wide policies and procedures, including this Code of Ethics. Securities laws include the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under these statutes, the Bank Secrecy Act and rules adopted there under by the SEC or the Department of the Treasury. Covered Persons outside the US may be subject to additional country-specific requirements and securities laws, which are included in Appendix E.

..

002.	Report Violations

Covered Persons are required to promptly report any violation of the Code, whether their own or another individual’s, to the Ethics Office. Alternatively, you may contact the Senior Compliance Officer in your region, the CCO, or, to report anonymously, The Network (see Appendix F. for contact information).

Nothing in the Code is intended to or should be understood to prohibit or otherwise discourage certain disclosures of confidential information protected by “whistleblower” laws to appropriate government authorities. State Street will not tolerate any discipline or other retaliation against employees who properly make such legally-protected disclosures.

This language does not apply to Covered Persons in France and Italy. Please see Appendix E.

003.   Certify Receipt and Compliance with the Code

Initial Certification (New Covered Person)

Within 10 calendar days of becoming subject to the Code, each new Covered Person must certify in writing that they (i) have read, understand, and will comply with the Code, (ii) will promptly report violations or possible violations, and (iii) recognize that an instance of non-compliance with the Code may be grounds for action under the State Street Compliance Conduct Standards Policy.

Annual Certification (All Covered Persons)

Each Covered Person is required to certify annually in writing that they (i) have read and understand the Code, (ii) have complied with the Code during the course of their association with the Advisor; (iii) will continue to comply with the Code in the future; (iv) will promptly report violations or possible violations (iv) recognize that an instance of non-compliance with the Code may be grounds for action under the State Street Conduct Standards Policy.

Personal Trading Requirements – Accounts and Holdings

Applicable to All Covered Persons

You must disclose all Reportable Accounts (as defined on page 10) when you become a Covered Person and continue to make accurate and timely account and holding reports. If you are an employee in the US, you must maintain your account(s) with an Approved Broker. Employees in other regions are encouraged to maintain accounts with “Preferred Brokers” where available. All Covered Persons must ensure the Ethics Office receives timely and accurate reporting from your broker.

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State Street Global Advisors Code of Ethics

004.	File Initial and Annual Holding Reports

Covered Persons must file initial and annual holdings reports (“Holdings Reports”) in StarCompliance as follows:

a.	Content of Holdings Reports

i.	The name of any broker, dealer or bank with whom the Covered Person maintained a Reportable Account. Please note that all Reportable Accounts (see page 10) must be reported in StarCompliance.

ii.	The title, number of shares and principal amount of each Covered Security.

b.	Timing of Holdings Reports

i.

Initial Report – No later than 10 calendar days after becoming a Covered Person. The information must be current as of a date no more than 45 days prior to the date the Covered Person became an Access Person, Investment Person, or Non-Access Person.

ii.	Annual Report – Annually, within 30 calendar days following calendar year end and the information must be current as of a date no more than 45 calendar days prior to the date the report is submitted.

c.	Exceptions from Holdings Report Requirements

i.	Holdings in securities which are not Covered Securities are not required to be included in Holdings Reports (please see Appendix C.).

Any Reportable Accounts opened during the Covered Person’s employment or engagement with SSGA must also be immediately disclosed in StarCompliance regardless of whether there is any activity in the account. Any Reportable Accounts newly associated with a Covered Person, through marriage, gift, inheritance, or any other life event, must be disclosed within 30 days of the event.

005.	Provide Duplicate Statements and Confirms

Each Covered Person is responsible for ensuring the Ethics Office receives timely reporting for their Reportable Accounts holdings, (as well as timely reporting for transactions of Covered Securities within the Reportable Account). This applies to any Reportable Accounts (including Fully Managed Accounts) active during the Covered Person’s employment or engagement with SSGA. Covered Persons must ensure that on a regular basis the Ethics Office or their designee(s) receivesaccount statements (e.g. monthly, quarterly statements) listing all transactions for the reporting period.

The Covered Person can accomplish this one of three ways:

a.

Request that their broker-dealer, trust account manager, or other entity through which they have a Reportable Account (collectively, “Brokers” for purposes of this section), sends statements and trade confirmations (in paper and/or electronic form) directly to the Ethics Office.

b.

Maintain Reportable Accounts at Approved Brokers (or Preferred Brokers for employees based in non U.S. jurisdictions) when possible. Approved Brokers and Preferred Brokers send electronic feeds to the Ethics Office; Covered Persons are not required to provide paper-based reporting for accounts with Approved Brokers or Preferred Brokers. However, it is the responsibility of the Covered Person to verify the accuracy of these feeds through Quarterly Transaction Reports and Annual Holdings Reports. Employees in the US, with limited exceptions, are required to maintain their accounts at Approved Brokers. (See Section 006.)

c.	For accounts not on an electronic feed, the Covered Person must supply the Ethics Office or their designee(s) with required duplicate documents. Please see Appendix E. for regional requirements.

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State Street Global Advisors Code of Ethics

006.	Maintain Accounts with Approved Brokers (US Employees only) or Preferred Brokers (Non-US employees)

Covered Persons must maintain accounts with Approved Brokers or Preferred Brokers if required in their region. Please refer here: Link to Broker List, Guidance and FAQs for regional requirements and for a list of Approved Brokers. The Approved Brokers provide both the holdings and transaction activity in each account through an electronic feed into StarCompliance.

The categorical exemptions to the Approved Broker and Preferred Broker requirement are:

a.	Accounts approved by the Ethics Office as Fully Managed Accounts (also known as Discretionary Accounts. See Appendix A.)

b.	Accounts that are part of a former employer’s retirement plan (such as a 401(k)); or accounts that are part of a spouse’s or other Covered family member’s retirement plan at their employer.

c.	Employees who are not U.S. citizens and are working in the U.S. on an ex-pat assignment or whose status is non-permanent resident.

d.	Securities held in physical form.

e.	Securities restricted from transfer.

f.	Accounts held by employees, or any Covered Persons, in countries outside the region where they are currently assigned, which are not eligible for transfer to an Approved Broker in that region.

To apply for an exception to maintain an account outside of an Approved Broker, contact the Ethics Office at ethics@statestreet.com.

Please see Appendix E for additional regional requirements.

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State Street Global Advisors Code of Ethics

Reportable Accounts Guide

To determine whether an account is a Reportable Account, determine who owns or benefits from the account and what types of investments the account can hold. If you have a beneficial interest in an account and the account can hold Covered Securities, it is likely a reportable account.

What is a Beneficially Owned Account?

A Beneficially Owned Account is:

•   An account where the Covered Person enjoys the benefits of ownership (even if title is held in another name); and/or

•   An account where the Covered Person either directly or indirectly, has investment control or the power to vote or influence the transaction decisions of the account.

•   An account under direct or indirect influence or control of the Covered Person.

Generally, an individual is considered to be a beneficial owner of accounts or securities when the individual has or shares direct or indirect pecuniary interest in the accounts or securities. Pecuniary interest means that an individual has the ability to profit, directly or indirectly, or share in any profit from a transaction. Indirect pecuniary interest extends to, but is not limited to:

•   Accounts and securities held by immediate family members sharing the same household;

•   Securities held in trust (certain restrictions may apply, see Appendix C. for more details); and

•   A right to acquire Covered Securities through the exercise or conversion of any derivative security, whether or not presently exercisable

What are Covered Securities?

For a complete list of Covered Securities, see Appendix C. Some of the most common types are listed below.

•   Stocks, including State Street Corp. (STT)

No Reporting Required

•   Checking and savings accounts holding only cash

•   Government-subsidized pension saving products

•   Pension Accounts established under the Hong Kong regulation or Singapore Regulation with no capacity to invest in Covered Securities

•   Savings Plans within the course of company pension schemes which only allow unaffiliated open-end mutual funds

•   Educational Savings Plans which only allow unaffiliated open-end mutual funds

•   Other Registered Commingled Funds (such as IRC 529 Plans in the U.S.)

When in doubt, contact the Ethics Office

ethics@statestreet.com

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State Street Global Advisors Code of Ethics

•	Exchange-traded funds (ETFs)

•	Exchange-traded notes (ETNs)

•	Open-ended mutual funds advised by SSGA

•	Municipal and Corporate bonds

Do I Have to Report this Account?

Practical Examples of Beneficial Ownership
See Appendix B for a more detailed discussion of Beneficial Ownership. For the purposes of this sidebar, “you” includes you, your spouse or domestic partner, or anyone else in your household who would be covered by the Code of Ethics, as discussed on page 4.
UGMA/UTMA Accounts
If you are the custodian of an UGMA/UTMA account for a minor, and one or both of you is a parent of the minor, you are a beneficial owner. If you are the beneficiary of an UGMA/UTMA and is of majority age, you are a beneficial owner.
Common Reportable Account Types	Education Accounts

The list of account types below is not all-inclusive. Consult the Ethics Office if you have questions about whether an account is a Reportable Account.

•   Brokerage Account

All brokerage accounts are reportable, including but not limited to retirement, non-retirement accounts, IRAs, RRSPs, UTMA and UGMA accounts. For further definition see Appendix A.

•   Employee Incentive Awards Deposit Account Provided by SSGA

Accounts which are provided to employees into which their Employee Incentive Awards are deposited are reportable

•   Employee Stock Ownership and Purchase Plans (“ESOPs”/“ESPPs”)

•   *Employer-sponsored Retirement Plans that invest/hold Covered Securities

Employer-sponsored retirement plans and accounts globally in which the employee/participant invests in or transacts in Covered Securities are reportable. Please see Appendix H. Code of Ethics FAQs for further clarification on Reportable Retirement Plans.

If you are the custodian of a 529 College Savings Plan, Education Savings Account (ESA), or Coverdell IRA, you are a beneficial owner.

Trusts

If you are a trustee or the settlor of the trust who can independently revoke the trust and participate in making investment decisions for the trust, you are a beneficial owner. If you are a beneficiary of the trust but have no investment control, the account is beneficially owned as of the date the trust is distributed, not before.

Investment Powers over an Account

If you have any form of investment control, such as trading authorization or power of attorney, the account is beneficially owned as of the date you are able to direct or participate in the trading decisions.

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State Street Global Advisors Code of Ethics

Personal Trading Requirements – Transactions

Applicable to All Covered Persons

The Code of Ethics requires quarterly reporting of all Covered Transactions and imposes restrictions on certain types of transactions.

007.	Filing Quarterly Transaction Reports

Each Covered Person is required to submit a quarterly transaction report for and certify to transactions during the calendar quarter in all Covered Securities. Each Covered Person shall also certify that the Reportable Accounts listed in the transaction report are the only Reportable Accounts in which Covered Securities were traded during the quarter for their direct or indirect benefit. For the purposes of this report, transactions in Covered Securities that are effected in Automatic Investment Plans or accounts approved by the Ethics Office as Fully Managed Accounts need not be reported.

Covered Persons must file quarterly transaction reports (“Transaction Reports”) in StarCompliance as follows:

a.	Content of Quarterly Transactions Report For Transactions in Covered Securities

i.	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

ii.	The nature of the transaction, (i.e., purchase, sale, or any other type of acquisition or disposition);

iii.	The price of the Covered Security at which the transaction was effected;

iv.	The name of the broker, dealer or bank with or through which the transaction was effected; and

v.	The date the report was submitted by the Covered Person.

b.	Content of Quarterly Transactions Report For Newly Established Reportable Accounts reported in StarCompliance Holding ANY Securities (provided there were transactions during the quarter)

i.	The name of the broker, dealer, or bank with whom the Covered Person established the account;

ii.	The date the account was established; and

iii.	The date the report was submitted by the Covered Person.

c.	Timing of Transactions Report

i.	No later than 30 calendar days after the end of the calendar quarter.

d.	Exception from Transactions Report Requirements

i.	Transactions effected pursuant to an Automatic Investment Plan as well as transactions in securities which are not Covered Securities,

ii.	transactions effected in accounts which are not Reportable accounts, are not required to be included in the Quarterly Transaction Report (please see Appendix C.), and

iii.	Transactions effected in a previously-approved Fully Managed Account.

e.	Confirmation of Trades

i.	Employees must confirm their transactions in StarCompliance after execution and before or simultaneously with their quarterly transaction certification.

ii.

If an electronic feed has been set up for broker account (e.g. Fidelity account), the trading data will flow automatically to StarCompliance overnight, however, it is still the employee’s responsibility to maintain accurate data in StarCompliance and it is best practice to check whether electronic feeds were accurate by checking records in StarCompliance prior to quarterly certification.

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State Street Global Advisors Code of Ethics

f.	State Street Employee Incentive Stock Awards

i.

STT employee incentive stock awards must be treated as covered securities. Employees receiving awards during a quarter should ensure any awards vested during the quarter are appropriately reflected in their holdings, and

ii.	All employees must preclear any transactions in STT (note, STT employee incentive awards are not subject to the 60 day profit prohibition when they become vested).

008.	Excessive Trading

Excessive or inappropriate trading that interferes with job performance or compromises the duty that the Advisors owe to their clients will not be permitted. An unusually high level of personal trading is strongly discouraged and may be monitored by the Ethics Office and reported to the Executive Management Group (“EMG”) for review. A pattern of excessive trading may lead to action under the State Street –Conduct Standards Policy.

009.	Futures, Options, Contracts for Difference, and Spread Betting

Covered Persons are prohibited from buying or selling options and futures (other than employee stock options). Covered Persons are also prohibited from engaging in Contracts for Difference (“CFDs”) and spread betting.

010.	Shorting of Securities

Covered Persons are prohibited from selling securities short.

011.	Initial Public Offerings

Covered Persons are prohibited from acquiring securities through an allocation by an underwriter of an initial public offering (“IPO”). An exception may be considered for situations where the spouse/domestic partner/partner of an Covered Person (“PACs”) is eligible to acquire shares in an IPO of his/her employer with prior written disclosure to and written approval from the Ethics Office.

012.	Private Placements

Covered Persons must obtain prior written approval from the Ethics Office before participating in a Private Placement or any other private securities transaction. To request prior approval, Covered Persons must provide the Ethics Office with a completed Private Placement Request form which is available on StarCompliance.

If the request is approved, the Covered Person must report the transaction on the next Quarterly Transaction Report and report the holding on the Annual Holdings Report. If the transaction has already been loaded to the Covered Person’s Transaction report, Covered Person must confirm the transaction in the Quarterly Transacton Report.

Covered Persons may not invest in Private Placements if the opportunity to invest in that Private Placement could be considered a favor or gift designed to influence the Covered Person’s judgment in the performance of his/her job duties or as compensation for services rendered to the issuer or if there are any other potential conflicts of interest with State Street business. In determining whether to grant prior written approval for any investment in a private placement, the Ethics Office will consider, among other things, whether it would be possible (and appropriate) to reserve that investment opportunity for one or more of Advisors’ clients, as well as whether the opportunity to invest in the Private Placement has been offered to the Covered Person as a gift, or as compensation for services rendered.

See Appendix A. for definition and Appendix E. for further regional definitions.

013.	Investment Clubs and Investment Contests

Covered Persons must obtain prior written approval from the Ethics Office before participating in an Investment Club. The brokerage account(s) of the Investment Club are subject to the pre-clearance and reporting requirements of the Code. Participation in an Investment Club with other State Street employees may be subject to additional review.

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State Street Global Advisors Code of Ethics

Covered Persons are prohibited from direct or indirect participation in an investment contest. These prohibitions extend to the direct or indirect acceptance of payment or offers of payments of compensation, gifts, prizes, or winnings as a result of participation in such activities.

014.	Use of the Advisors’ Proprietary Information

The Advisors’ investment recommendations and other proprietary information are for the exclusive use of the Advisors or Advisors’ clients. Covered Persons should not use the Advisors’ proprietary information for personal benefit. Any pattern of personal trading suggesting use of the Advisors’ proprietary information will be investigated. Any misuse or distribution in contravention of the Advisors’ policies regarding confidentiality, proprietary information or the State Street Standard of Conduct is prohibited.

Applicable to Access Persons and Investment Personnel

015.	Short-Term Trading

All Access Persons and Investment Personnel are prohibited from profiting from the purchase and sale (or sale and purchase) of the same or equivalent Covered Security within sixty (60) calendar days. Transactions that result in a profit will be considered an instance of non-compliance and result in action under the State Street –Conduct Standards Policy. Any profit amount shall be calculated by the Ethics Office or their designee(s), the calculation of which shall be binding. This provision does not apply to:

a.	Transactions in securities that are not Covered Securities such as money market funds (see Appendix C.);

b.	Transactions in ETFs, except certain actively-managed SSGA ETFs (see Appendix C.);

c.	Securities received as a gift or inheritance;

d.	Involuntary actions such as vested employer stock awards, dividend reinvestments, or other corporate actions;

e.	Transactions executed in Discretionary Accounts (also known as Fully Managed Accounts) that have been approved by the Ethics Office; or

f.	Transactions effected through an Automatic Investment Plan, the details of which the Ethics Office has been notified in advance.

Applicable to Targeted Covered Personnel

016.	State Street Securities

Certain employees of the Advisors are subject to the State Street Securities Trading Policy as administered by the State Street Corporate Legal Department. Employees are notified that they are subject to this Policy and they must comply until notified otherwise. It is each employee’s responsibility to ensure that they have reported any Reportable Account holding State Street securities, and that they have reported in Star Compliance any vested State Street shares acquired through an employee incentive award.

During certain trading windows, employees may be permitted to exercise Employee Incentive Awards without being subject to the blackout and open order rule. However, these transactions remain subject to the pre-clearance and reporting requirements of the Code at all times. Employees will be notified when a trading window commences and terminates. During this period, all employees remain subject to the SSGA Inside Information/Information Barrier Policy and Procedure, as well as the Personal Trading in Securities section of the State Street Standard of Conduct.

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State Street Global Advisors Code of Ethics

Pre-Clearance

The Pre-Clearance requirement mitigates the risk of Covered Persons creating actual or perceived conflicts of interest with the trading activities made on behalf of SSGA clients. With limited exceptions, pre-clearance approval is required before you make any personal trades of Covered Securities.

It applies to all your Reportable Accounts, including those belonging to your spouse or other Covered family member. (See Appendix B.)

It applies to transactions in most types of securities, including transactions in State Street Corp. stock (STT). (See Appendix C.)

Exempted Transactions

Pre-clearance is not required for certain common transactions.

Automatic Investment Plans

Prior Notification to Ethics Office Required

Purchases or sales that are part of an Automatic Investment Plan where the investment decisions are non-discretionary after the initial selections by the account owner (although the initial selection requires pre-clearance). These include dividend reinvestment plans, payroll and employer contributions to retirement plans, transactions in Employee Stock Ownership Programs (“ESOPs”) and similar services. Initiation of an Automatic Investment Plan must be disclosed to the Ethics Office or their designee(s) in advance.

Certain Exempt Covered Securities

Transaction(s) in Covered Securities for which the Ethics Office has determined pre-clearance is not required (see Appendix C.).

Discretionary Accounts (Fully Managed Accounts)

Prior Approval from Ethics Office Required

Subject to prior approval of the account from the Ethics Office, transactions made in a Discretionary Account. An account will not be deemed a Discretionary Account until the Ethics Office has approved the account as such.

Certain Educational Savings Plans

Transactions in educational savings plans which only allow unaffiliated open-end mutual funds, unit-investment trusts, or other registered commingled products (such as IRC 529 Plans in the U.S.).

Involuntary Transactions

Involuntary purchases or sales such as mandatory tenders, dividend reinvestments, broker disposition of fractional shares, debt maturities. Voluntary tenders, transactions executed as a result of a margin call, and other non-mandatory corporate actions are to be pre-cleared, unless the timing of the action is outside the control of the Covered Person, or the Ethics Office has determined pre-clearance is not required for a particular voluntary transaction.

Gifts or Inheritance

Covered Securities received via a gift or inheritance, although such Covered Securities must be reported in StarCompliance.

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State Street Global Advisors Code of Ethics

Personal Trading Requirements – Pre-Clearance

Applicable to Access Persons and Investment Personnel

You are required to receive pre-clearance approval before trading in any Covered Security, with limited exceptions. This applies to transactions made by your spouse, other Covered family member and/or in any other accounts in which you have beneficial ownership.

017.	Pre-Clearance

Access Persons and Investment Personnel must request and receive pre-clearance approval prior to effecting a personal transaction in all Covered Securities (see Appendix C).

a.	All pre-clearance requests must be made by submitting a PTAF for the amount of shares to be transacted in StarCompliance.

b.	Pre-clearance is required for donations and/or gifts of securities made.

018.   Restricted List

To manage potential conflicts of interest, a list of issuers whose securities (including options and futures) may not be traded is integrated into the pre-clearance approval process. A security that you already own could be placed on the Restricted List at any time. If this happens, you will be unable to sell the security until it is removed from the Restricted List.

The contents of the Restricted List shall be considered inside information and is subject to the considerations of the Inside Information/Information Barrier Policy and Procedure.

019.   Pre-Clearance Approval

Pre-clearance approval granted by the Ethics Office is valid for the same business day the approval is granted. “Good-till-cancelled” orders are not permitted.

By seeking pre-clearance, you are attesting that you:

(ii)   (i) may have access to information which is not generally available to the public, inside information and/or other confidential information relating to State Street, its clients, prospects and/or business partners (“Restricted Information”);will not disclose Restricted Information to anybody else, except where there is a legitimate need to do so;

(iii)   will not misuse any Restricted Information, whether in the course of work or in your personal dealings. You understand that “misuse” includes, but is not limited to, using Restricted Information to enter into a transaction in financial instruments, whether for your own account or for the account of another person, directly or indirectly.

(iv)  will not advise, or recommend, encourage or procure any other person to misuse Restricted Information

(v)    understand that, if you inappropriately disclose or misuse Restricted Information, this may constitute insider dealing or market manipulation. You understand insider dealing or market manipulation are prohibited by law and, if you engage or attempt to engage in those activities, you may be exposed to criminal or other legal consequences

(vi)

020.	De Minimis Exception

Transactions effected pursuant to the de minimis exception remain subject to the pre-clearance and reporting requirements of the Code; however, they are typicallyapproved due to their size, unless they are restricted for another reason, such as a short-term profit hold or other relevant reason. A “de minimis transaction” is a personal trade that meets one of the following conditions: A single transaction in a security with a value equal to or less than US $5,000 (or the local country equivalent) or multiple transactions in a security within a five business day window that have an aggregate value equal to or less than US $5,000.

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De Minimis Transaction Examples:

All values are in US Dollar.

Status	Transaction(s)	Notes
De minimis	Day One: Buy $5,000 of ABC, Inc.	No subsequent transactions in five business days

De minimis	Day One: Sell $1,000 of XYZ Corp. Day Two: Sell $3,000 of XYZ Corp. Day Four: Sell $800 of XYZ Corp.	Within five business days, less than $5,000 worth of XYZ Corp. is sold; all transactions in the aggregate is under the de minimis threshold

NOT de minimis	Day One: Buy $4,500 of PQR, Inc. Day Three: Buy $1,000 of PQR, Inc.	Day Three transaction is not considered de minimis, as it brings the total for the five business day window over $5,000

NOT de minimis	Day One: Sell $1,000 of Acme Corp. Day Two: Sell $3,000 of Acme Corp. Day Three: Sell $1,500 of Acme Corp.	Day Three transaction is not considered de minimis, as it brings the total for the five business day window over $5,000

021.	Open Order Rule for the Aladdin Order Management Systems

All Covered Persons with access to information about open orders executed on Aladdin are prohibited from trading a Covered Security on any day that the Advisers have a pending buy or sell order in the same Covered Security executed through Aladdin.

Applicable to Investment Personnel

022.	Open Order Rule

Subject to the de minimis exception, Investment Personnel may not trade in a Covered Security, with the exception of ETFs, on any day that the Advisors, globally, have a pending buy or sell order in the same Covered Security on any of the trading desk(s) (excluding the Aladdin trading desk, which Open Order Rule is covered above for certain Access Persons) for any fund or client account until the order is executed or withdrawn (note: Executed trades are considered with regards to the Blackout Period, as outlined below).

023.	Blackout Period

Subject to the de minimis exception, Investment Personnel may not buy or sell a Covered Security for seven calendar days before or after a transaction in the same or equivalent security in a client portfolio with which they are associated. Blackout Period and determination will be automatically assessed through submission of a Pre-Trade Authorization Form in StarCompliance.

For fundamental strategies, if a Portfolio Manager receives pre-clearance approval to trade a Covered Security that requires pre-clearance in his or her Reportable Account, and subsequently determines that it is appropriate to trade the same or equivalent security in his or her client portfolio, the Portfolio Manager must contact the Ethics Office prior to executing any trades for his or her Reportable Account and/or client portfolio.

Please see Appendix E. for additional regional requirements.

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Administration and Enforcement of the Code of Ethics

The Code of Ethics is administered by the Ethics Office and reviewed and approved by SSGA’s Global Compliance Committee. Violations of the Code are subject to the enforcement framework of the State Street Conduct Standards Policy.

024.	Distribution of the Code

Each new Covered Person will be given a copy of the Code. Each new employee’s offer letter will include a statement advising the individual that he/she will be subject to the Code if he/she accepts the offer or employment. If, outside the U.S. due to local employment practices it is necessary to modify this approach, then the offer letters will be revised in accordance with local law.

025.	Applicability of the Code of Ethics’ Provisions

The Ethics Office, or its designee(s), has the discretion to determine that the provisions of the Code do not apply to a specific transaction or activity and may exempt any transaction from one or more trading prohibitions. The Ethics Office, or its designee(s), will review applicable facts and circumstances of such situations, such as specific legal requirements, contractual obligations or financial hardship. Any Covered Person who would like such consideration must submit a request in writing to the Ethics Office. Further, all granted exemptions must be in writing.

026.	Review of Reports

The Ethics Office will review and monitor the reports filed by Covered Persons. Covered Persons and their supervisors may or may not be notified of the Ethics Office’s review.

027.	Violations and Sanctions

Any potential instances of non-compliance with the provisions of the Code will be investigated by the Ethics Office. If a determination is made that an instance of non-compliance occurred, the issue will be addressed under the State Street Conduct Standards Policy. Material violations will be reported promptly to the respective SSGA Committees, boards of trustees/managers of the Reportable Funds or relevant committees of the boards and impacted clients. Please see Appendix E. for additional regional requirements.

028.	Amendments and Committee Procedures

As set forth in its charter, the Global Compliance Committee (“the Committee”) will review and approve the Code, including appendices and exhibits, and any amendments thereto. The Committee may, from time to time, amend the Code and any appendices and exhibits to the Code to reflect updated business practice or changes in applicable law and regulation. The Committee, or its designee, shall submit material amendments to the EMG for approval. In addition, the Committee, or its designee, shall submit any material amendments to this Code to the respective boards of trustees/managers of the Reportable Funds, or their designee(s), for ratification no later than six months after adoption of the material change.

029.	Recordkeeping

The Ethics Office shall maintain code of ethics records in accordance with the requirements set forth in applicable securities laws.1

[1]	In the U.S., record keeping requirements for code of ethics are set forth in Rule 17j-1 of the Investment Company Act of 1940 and Rule 204-2 of the Investment Advisers Act of 1940.

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Appendix A

Terms and Definitions

These definitions are designed to help you, as a Covered Person, understand and apply the Code. These definitions are integral and a proper comprehension of them is necessary to comply with the Code.

Please contact the Ethics Office (ethics@statestreet.com) if you have any questions.

Covered Person employees of the Advisors, including full-time and part-time, exempt and non-exempt employees (where applicable); officers of the Funds who are not employed by the Advisors; and other such persons as designated by the Ethics Office. Covered Person also includes certain designated contingent workers engaged at SSGA, including but not limited to consultants, contractors, and temporary help, as well as an employee of another business unit with access to SSGA data such as non-public information regarding any client’s purchase or sale of securities, non-public information regarding any client’s portfolio holdings, or non-public securities recommendations made to clients (SSGS APAC, corporate functions, etc);

Covered Persons are subject to the provisions of this Code.he personal trading requirements of the Code also apply to related persons of Covered Persons, such as spouses, domestic partners, minor children, adult children and other relatives living in the Covered Person’s household, as well as other persons designated as a Covered Person by the CCO or the Ethics Office, or their designee(s).

Access Persons are those Covered Persons, who,

i.

in connection with their regular functions or duties, (i) have access to nonpublic information regarding any of the Advisors’ clients’ purchase or sale of securities; (ii) have access to nonpublic information regarding the portfolio holdings of any of the Advisors’ clients; and (iii) other persons designated as Access Persons by SSGA’s CCO, the Ethics Office or their designee(s); or

ii.	are officers of the Funds.

Investment Personnel are those Covered Persons, who,

i.

in connection with their regular functions or duties, make investment recommendations or decisions; participate in making investment recommendations or decisions; are responsible for day-to-day management of a portfolio; have knowledge of investment decisions under consideration; execute trades; analyze and research securities;

ii.	manage or are managed by employees meeting the criteria in (i) above; and

iii.	other persons designated as Investment Personnel by SSGA’s CCO, the Ethics Office or their designee(s).

Non-Access Persons are Covered Persons who are not categorized as Access Persons or Investment Personnel.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. This includes a dividend reinvestment plan and some payroll or employer contributions to retirement plans.

Brokerage Account means an account with a financial institution in which the account owner can hold and trade a wide variety of securities and exercises brokerage capabilities. Covered Persons should contact their financial institution(s) to verify whether or not their account(s) can hold Covered Securities.

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Covered Securities are those securities subject to certain provisions of the Code. See Appendix C - “Guide: Requirements by Security Types.”

Contract for Difference (“CFD”) a financial derivative, a contract between two parties typically described as “buyer” and “seller”, stipulating that the seller will pay to the buyer the difference between the current value of an asset and its value at contract time. If the difference is negative, then the buyer pays instead to the seller. CFD allows investors to take advantage of prices moving up (long positions) or prices moving down (short positions) on underlying financial instruments and are often used to speculate on those markets.

Employees Incentive Awards means SSGA Performance Equity Plan (“PEP”) Awards in State Street Corporation (“STT”) stock, Deferred Stock Awards (DSAs), Restricted Stock Awards (RSAs), STT stock options which are granted to employees, and any other awards that are convertible into or otherwise based on STT common stock.

Fully Managed Account (also known as Discretionary Account) means a Beneficially Owned in which you or your Related Persons have ceded all direct control, influence, and approval, and have contractually assigned responsibility for the timing and nature of all trades and all day-to-day investment management decisions to an independent party. For the purpose of this Policy, the Ethics Office is required to approve in advance account arrangements qualifying as fully managed accounts.

Private Placement means a securities offering that is exempt from registration as a public security. Private placements include certain co-operative investments in real estate, commingled investment vehicles such as hedge funds, investments in family owned or privately held businesses and private company shares. Time-shares and cooperative investments in real estate used as a primary or secondary residence are not considered to be private placements. Please see Appendix E for regional definitions of Private Placement.

Reportable Fund means any commingled investment vehicle (except money market funds), or Exchange Traded Note (“ETN”) for which the Advisors act as investment advisor, sub-advisor, principal underwriter, or marketing agent.

Selling Short is the practice of selling a stock that is not currently owned, while simultaneously borrowing the shares from a lending party and delivering the borrowed shares to the buyer.

SSGA Compliance Department means all global SSGA compliance staff, including those in local offices, in charge of ensuring compliance with the laws and regulations in force worldwide and who report up to the Global Chief Compliance Officer of SSGA.

Spread Betting is any of various types of wagering, such as on sports, financial instruments or house prices for example, on the outcome of an event where the pay-off is based on the accuracy of the wager, rather than a simple “win or lose” outcome. As an example, spread betting on a stock allows the investor to speculate on the price movement of the stock.

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Appendix B

Beneficial Ownership of Accounts and Securities

A Beneficially Owned Account is:

•	An account where the Covered Person enjoys the benefits of ownership (even if title is held in another name); and/or

•	An account where the Covered Person either directly or indirectly, has investment control or the power to vote or influence the transaction decisions of the account.

The Code’s provisions apply to accounts beneficially owned by the Covered Person, as well as accounts under direct or indirect influence or control of the Covered Person.

Generally, an individual is considered to be a beneficial owner of accounts or securities when the individual has or shares direct or indirect pecuniary interest in the accounts or securities. Pecuniary interest means that an individual has the ability to profit, directly or indirectly, or share in any profit from a transaction. Indirect pecuniary interest extends to, but is not limited to:

•	Accounts and securities held by immediate family members sharing the same household;

•	Securities held in trust (certain restrictions may apply); and

•	A right to acquire Covered Securities through the exercise or conversion of any derivative security, whether or not presently exercisable

Practical Application

If an adult child is living with his or her parents: If the child is living in the parents’ house, but does not financially support the parent, the parents’ accounts and securities are not beneficially owned by the child. If the child works for the Advisors and does not financially support the parents, accounts and securities owned by the parents are not subject to the Code, with the exception of UGMA/UTMA, or similar types of accounts, which are legally owned by the child. If one or both parents work for the Advisors, and the child is supported by the parent(s), the child’s accounts and securities are subject to the Code because the parent(s) is a beneficial owner of the child’s accounts and securities.

Co-habitation (domestic partnership or PACS): Accounts where the Covered Person is a joint owner, or listed as a beneficiary, are subject to the Code. If the Covered Person contributes to the maintenance of the household and the financial support of the partner, the partner’s accounts and securities are beneficially owned by the Covered Person and are therefore subject to the Code.

Co-habitation (roommate): Generally, roommates are presumed to be temporary and have no beneficial interest in one another’s accounts and securities.

UGMA/UTMA and similar types of accounts: If the Covered Person or the Covered Person’s spouse or other Covered family member is the custodian for a minor child, the account is beneficially owned by the Covered Person. If someone other than the Covered Person, or the Covered Person’s spouse or other Covered family member, is the custodian for the Covered Person’s minor child, the account is not beneficially owned by the Covered Person. If a Covered Person is the minor/beneficiary of the account, the account is a Reportable Account.

Transfer on Death accounts (“TOD accounts”): TOD accounts where the Covered Person receives the interest of the account upon death of the account owner are not beneficially owned by the Covered Person until the account transfer occurs (this particular account registration is not common).

Trusts

•

If the Covered Person is the trustee for an account where the beneficiaries are not immediate family members, the position should be reviewed in light of outside business activity reporting requirements and generally will be subject to a case-by-case review for Code applicability.

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•	If the Covered Person is a beneficiary and does not share investment control with a trustee, the Covered Person is not a beneficial owner until the Trust assets are distributed.

•	If a Covered Person is a beneficiary and can make investment decisions without consultation with a trustee, the trust is beneficially owned by the Covered Person.

•	If the Covered Person is a trustee and a beneficiary, the trust is beneficially owned by the Covered Person.

•	If the Covered Person is a trustee, and a family member is beneficiary, then the account is beneficially owned by the Covered Person.

•	If the Covered Person is a settler of a revocable trust, the trust is beneficially owned by the Covered Person.

•	If the Covered Person’s spouse/domestic partner is trustee and beneficiary, a case-by-case review will be performed to determine applicability of the Code.

College age children: If a Covered Person has a child in college and still claims the child as a dependent for tax purposes, the Covered Person is a beneficial owner of the child’s accounts and securities.

Powers of Attorney: If a Covered Person has been granted durable or conditional power of attorney over an account, the Covered Person is not the beneficial owner of the account until such time as the power of attorney is exercised. If a Covered Person has been granted full power of attorney over an account, the account is a Reportable Account. Beneficial ownership runs until revocation/termination of the power of attorney.

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Appendix C

Guide: Requirements by Security Types

This list is not all inclusive and may be updated from time to time. Contact the Ethics Office for additional guidance as needed.

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Appendix D

SSGA Legal Entities and Locations

Entity	Country
Global Macro Fund, LP	Cayman Islands
Managed Pension Funds Limited	U.K.
SSGA Funds Management, Inc.	U.S.
SSGA Ireland Unit Trust Management Limited	Ireland
SSGA Japan Holdings GK	Japan
SSGA Private Funds LLC	U.S.
SSGA Singapore Limited Hong Kong Branch	Hong Kong
State Street Bank and Trust Company (Atlanta Representative Office)	U.S.
State Street Bank and Trust Company (Dubai Rep. Office)	United Arab Emirates
State Street Bank and Trust Company (San Francisco, CA Rep. Office - SSGA, SSGM)	U.S.
State Street Global Advisors (Asia) Limited	Hong Kong
State Street Global Advisors (Japan) Co., LTD	Japan
State Street Global Advisors AG	Switzerland
State Street Global Advisors Australia Services Limited	Australia
State Street Global Advisors France, S.A.	France
State Street Global Advisors GMBH	Germany
State Street Global Advisors Holdings Limited	U.K.
State Street Global Advisors International Holdings Inc.	U.S.
State Street Global Advisors Ireland Limited	Ireland
State Street Global Advisors Limited	U.K.
State Street Global Advisors Limited - Amsterdam Branch	Netherlands
State Street Global Advisors Limited - Belgium Branch	Belgium
State Street Global Advisors Limited - Italy Branch	Italy
State Street Global Advisors Luxembourg Management S.A.R.L.	Luxembourg
State Street Global Advisors Singapore Limited	Singapore
State Street Global Advisors, Asia Limited - Rep Office - Seoul, Korea	Korea
State Street Global Advisors, Asia Limited - Rep Office - Taiwan	Taiwan
State Street Global Advisors, Australia, Limited	Australia
State Street Global Advisors, Cayman	Cayman Islands
State Street Global Advisors, Inc.	U.S.
State Street Global Advisors, LTD	Canada
State Street Global Advisors, LTD - Rep Office - Toronto, Canada	Canada
State Street Global Advisors, Mauritius	Mauritius

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Entity	Country
State Street Unit Trust Management Limited	U.K.
Windwise Seeding Fund SPC, LTD	Cayman Islands
State Street Bank and Trust Company (Chicago, IL Rep. Office)	U.S.
SSGA Funds Distributors, LLC	U.S

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Appendix E

Country Specific Requirements

Australia

Additional Blackout Period

From time to time the Responsible Entity (“RE”) of the Australian domiciled Exchange Traded Funds (ETFs) may determine certain Covered Persons could be in possession of material, non-public information relating to one or more ETFs for which State Street Global Advisors, Australia, Limited is the investment advisor, and request a blackout period covering the securities be implemented, whether due to consideration of Australian Securities Exchange listing rules, the insider trading provisions of the Corporations Act 2001 or similar. Typically this may occur during the two weeks prior to the public announcement of income distributions for an ETF.

Upon receipt of a request from the RE, the Ethics Office, or their designee, will review the request and may initiate a blackout period over the relevant ETFs on such terms as are deemed appropriate. Covered Persons to whom a blackout period applies will be advised of the commencement, duration and other specifics of any such blackout period. Any trading in contravention of the blackout period will be treated as an instance of non-compliance with this Code.

United Kingdom

The U.K. Financial Conduct Authority (“FCA”) rules on personal account dealing are contained in the FCA Conduct of Business Sourcebook (“COBS”).

Under COBS, any of the Advisors based in the U.K. must take reasonable steps to ensure that any investment activities conducted by Covered Persons do not conflict with the Advisor’s duties to its customers. In ensuring this is, and continues to be, the case, the Advisors must ensure they have in place processes and procedures which enable them to identify and record any Covered Person transactions and permission to continue with any transaction is only given where the requirements of COBS are met.

France

At the date of this Code, Covered Persons of SSGAF are required in France to comply, in addition to the Code, with the following provisions:

Laws and Regulations

•	The Monetary and Financial Code, and in the particular the rules of good conduct provided in Articles L.533-10 of the Monetary and Financial Code;

•	The General Regulation of the Financial Markets Authority, and in particular the organizational and good conduct rules provided in Book III of this Regulation;

•	Instructions, recommendations and decisions issued as the case may be by the French Markets Authority.

Policies and Procedures Issued Locally by SSGAF

•	Provisions of the Internal Regulation, as updated on July 1, 2011

Further, as indicated in the Code, certain sections of the Code are not applicable in France, or are applicable in a modified version set forth below. References are to section headings used in the Code.

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Private Placement

In France, a Private Placement means a securities offering that is exempt from registration or which is not subject to the obligation to publish a prospectus under certain relevant provisions of French law and regulation and/or similar laws of jurisdictions outside of France (if you are unsure whether the securities are issued in a private placement, you must consult with the Ethics Office). In France, the rules relating to Private Placements are set forth in Articles L.411-2 and D.411-1 et seq. of the Monetary and Financial Code.

Discretionary Account

In France, the requirements of the Code shall not apply to personal transactions entered into under a Discretionary Account management service where there is no prior communication in connection with the transaction between the portfolio manager and the Covered Person.

Reporting Violations

If a Covered Person in France has reason to believe that a violation of law or regulations relating to internal control procedures in the financial, accounting, banking or anti-corruption areas or that a violation of an interest vital to SSGAF or of the physical or moral integrity of its Covered Persons has been committed, he/she is encouraged to notify the Ethics Office so that SSGAF may carefully examine the facts and take corrective measures.

Covered Persons may identify themselves in order to allow SSGAF to obtain a complete report on the relevant facts as rapidly as possible. Nonetheless, if circumstances require, Covered Persons may communicate the facts anonymously.

The information furnished to the company by a Covered Person believing in good faith that his/her action is necessary to protect SSGAF from illegal or inappropriate behavior will be treated in a strictly confidential and secure manner to the extent allowed by law. Any person reporting violations, as identified within the framework of the procedure, will have a right to access, obtain further information, and if applicable, object to and correct the data regarding him/her.

SSGAF will not take any sanctions or retaliatory measures against a Covered Person for reporting suspected violations in good faith. Failure to report will not give rise to any consequences for Covered Persons. However, an abusive use of the reporting procedure may in certain cases expose a Covered Person to sanctions.

Violations and Sanctions

Any potential instances of non-compliance with the provisions of the Code or related policies by Covered Persons in France will be investigated by the Ethics Office. Covered Persons are invited to review the list of misconduct which may, among other violations, give rise to the disciplinary sanctions contemplated by SSGAF’s Internal Regulation. If a determination is made that an instance of non-compliance has occurred, the issue will be addressed under the State Street –Conduct Standards Policy and enforcement actions, modified where necessary per Internal Regulation, may be imposed by the employer, SSGAF. Material violations will be reported promptly to the respective SSGA Committees, boards of trustees/managers of the Reportable Funds or relevant committees of the boards and related clients.

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In France, all sanctions will be notified in writing to the employee concerned, indicating the grounds for the sanction.

Prior to any sanction affecting the duties, career, remuneration or presence of the employee, the following procedure will be implemented:

•	The employee will be convened to a prior meeting within the two-month period described in Article L.1332-4 of the Labor Code, by registered letter or by hand delivery against receipt.

•

This letter will state the purpose for the convocation and will indicate the date, place and time of the meeting, as well as the possibility for the employee to be assisted by a person of his/her choice from a list which can be consulted at the town hall of SSGA, Defense Plaza, 23-25 rue Delariviere-Lefoullon, 92064 Paris La Defense Cedex and/or the town hall of the employee’s domicile (if the employee’s domicile is located in the same department as the offices of SSGAF), or at the Labor Inspectorate located at SSGA, Defense Plaza, 23-25 rue Delariviere-Lefoullon, 92064 Paris La Defense Cedex.

•

A preliminary meeting will be held during which the facts relating to the employee’s alleged misconduct will be presented to the employee and to the person assisting the employee and at which the employee’s explanations will be obtained.

•

As the case may be depending on the explanations given, a sanction letter will be sent by registered post, return receipt requested, at the earliest one full day and at the latest one month after the meeting. This letter should set forth the grounds for the sanction.

When the behavior of an employee renders such actions indispensable, conservatory measures may be taken prior to implementing the procedure described above. No sanction may be taken until the procedure has been completed.

Personal Data

In France, data obtained in the context of the administration and enforcement of the Code will be processed in compliance with the “Computers and Personal Freedom” Act of January 6, 1978, as modified by the Law of August 6, 2004. Pursuant to this law, Covered Persons have access, rectification and objection rights in regard to the data relating to them. They may exercise these rights by contacting the SSGAF Compliance Department. The Ethics Office will be notified of any Covered Persons who invoke the objection rights to provide broker statements to their local Compliance Department.

Certain recipients of personal data are located outside of the EU, in particular the following recipients: SSGA Compliance, Boston, MA, and StarCompliance Software, Inc., Rockville, MD, United States of America. The following data will be communicated to such recipients: Covered Person’s name, business phone number, business email address, name of brokerage firm, account number, name and amount of securities held in brokerage account. StarCompliance Software, Inc. has obtained and maintains a US-EU Safe Harbor Certification with respect to data protection. The transmission of data to recipients located outside of the EU will be made for the purpose of implementing and coordinating the rules contemplated by this Code.

Publicity and Entry into Force

This Code, which has been filed in France with the secretariat of the clerk of the Labor Court of SSGA, Defense Plaza, 23-25 rue Delariviere-Lefoullon, 92064 Paris La Defense Cedex and posted in compliance with the provisions of Articles R.1321-1 and R.1321-2 of the Labor Code, entered into force on December 1, 2009.

It will be provided to all Covered Persons and other relevant persons at the time of hire or arrival on the premises of SSGAF.

Material modifications and additions to these internal rules shall be subject to the same consultation, communication and publicity procedures.

The Code has been previously submitted to the Labor Inspectorate, and is displayed on SSGAF’s premises.

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Germany

The German rules on personal account dealing are contained in the Securities Trading Act and specified in more detail by the BaFin circular 4/2010 (WA) MaComp “Minimum Requirements for the Compliance Function and Additional Requirements Governing Rules of Conduct, Organisation and Transparency pursuant to Sections 31 et seq. of the Securities Trading Act (Wertpapierhandelsgesetz - WpHG) for Investment Services Enterprises.”

Personal Data

In Germany, data obtained in the context of the administration and enforcement of the Code will be processed in compliance with the Bundesdatenschutzgesetz (“BDSG”). In particular, Sec. 32 BDSG applies in this context (data collection, processing and use for employment-related purposes). According to Sec. 32 (1) clause 1 BDSG, the employer is entitled to collect, process or use data as long as this is required in the context of the working relationship. As the monitoring of personal transactions is a regulatory requirement applicable for SSGA with regard to all relevant employees, it is also required in the course of the maintenance of the working relationship and thereby permissible from a data privacy perspective.

Switzerland

Personal Data

In Switzerland, personal data may only be processed lawfully. Its processing must be carried out in good faith and must be proportionate. Personal data may only be processed for the purpose indicated at the time of collection, that is evident from the circumstances, or that is provided for by law. The collection of personal data and in particular the purpose of its processing must be evident to the data subject. If the consent of the data subject is required for the processing of personal data, such consent is valid only if given voluntarily on the provision of adequate information. Additionally, consent must be given expressly in the case of processing of sensitive personal data or personality profiles.

Italy

At the date of this Code, SSGA’s Covered Persons are required in Italy to comply, in addition to the Code, with the following provisions:

Laws and regulations

•	Legislative Decree No. 58 of 24 February 1998, as amended (the “Italian Financial Act”), containing, inter alia, general provisions concerning investment services;

•

Legislative Decree No. 231 of 21 November 2007, as amended (the “Anti-money Laundering Act”), containing, inter alia, the duty to identify each client and subsequently record his data, as well as to keep a unified electronic archive and to notify any suspect transactions;

•	Regulation No.16190 of 29 October 2007, adopted by CONSOB (the “Intermediaries Regulation”), with reference to the investment services and the financial activities carried out in Italy;

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•

Instructions containing information duties and statistical reporting requirements, recommendations and decisions issued as the case may be by any Italian supervisory authorities, including CONSOB and the Bank of Italy.

Further, as indicated in the Code, certain sections of the Code are not applicable in Italy, or are applicable in a modified version set forth below. References are to section headings used in the Code.

Statement of General Fiduciary Principles

Please note that in Italy, the Code does not necessarily apply to transactions of family members or persons in a similar relationship to you. Rather, the Code applies to your personal transactions and related activities, and any transactions of which you are a direct or indirect beneficiary.

Covered Person

In Italy, a Covered Person includes employees of the Advisors, including full-time and part-time, exempt and non-exempt employees (where applicable), and other such persons as designated by the Ethics Office. Covered Person also includes certain designated contingent workers engaged at SSGA, including but not limited to consultants, contractors, and temporary help. Covered Persons are subject to the provisions of this Code. Persons related to an employee or a contingent worker, such as spouses, children and other relatives living in the employee’s or the contingent worker’s household are not covered by the Code, except to the extent the employee or the contingent worker is a direct or indirect beneficiary of transactions entered into by such persons.

Private Placement

In Italy, a Private Placement means a securities offering that is exempt from registration or which is not subject to the obligation to publish a prospectus under certain relevant provisions of Italian law and regulation and/or similar laws of jurisdictions outside of Italy (if you are unsure whether the securities are issued in a private placement, you must consult with the Ethics Office). In Italy, the rules relating to Private Placements are set forth in Article 100 of the Italian Financial Act, as implemented by CONSOB.

Reporting Violations

If a Covered Person in Italy has reason to believe that a violation of law or regulations relating to internal control procedures in the financial, accounting, banking or anti-corruption areas or that an instance of non-compliance of an interest vital to SSGA or of the physical or moral integrity of its Covered Persons has been committed, he/she is encouraged to notify the Ethics Office so that SSGA may carefully examine the facts and the Ethics Office may take corrective measures.

Covered Persons should identify themselves in order to allow SSGA to obtain a complete report on the relevant facts as rapidly as possible. Nonetheless, if circumstances require, Covered Persons may communicate the facts anonymously.

The Italian branch of SSGA will not take any sanctions or retaliatory measures against a Covered Person for reporting suspected instances of non-compliance in good faith. Failure to report will not give rise to any consequences for employees. However, an abusive use of the reporting procedure may in certain cases expose a Covered Person to sanctions.

Certification of Receipt and Compliance with the Code

With reference to Italy, further to the provisions set forth under the Code, the following shall apply: the Code is displayed on the premises of the Italian branch of SSGA and constitutes an integral part of its disciplinary code.

Violations and Sanctions

The requirements of this Code have a binding value vis-à-vis the Covered Persons of the Italian branch of SSGA and are to be considered in addition to the provisions contained in the disciplinary code in force within the Italian branch of SSGA.

Any potential violation of the provisions of the Code or related policies by Covered Persons in Italy will be investigated by the Ethics Office. Violations of the Code are reported to the EMG. If a determination is made that an instance of non-compliance has occurred, a sanction may be imposed in accordance with the State Street –Conduct Standards Policy and pursuant to the rules established by Italian Law and by the applicable national collective bargaining agreement.

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State Street Global Advisors Code of Ethics

As discussed in the State Street Conduct Standards Policy, enforcement shall be differentiated and graduated based on the seriousness of the individual breaches, taking into consideration the objective circumstances, the intentionality, the existence of justifications, the recidivism and the possible repetition of the conducts concerned.

Enforcement may also apply to any supervisor who directs or approves such actions, or has knowledge of them and does not promptly correct them. Conduct which violates this Code may also violate laws and therefore subject the offending Covered Person to civil and criminal liabilities as well.

SSGA may also be subject to prosecution and fines for the conduct of its employees. Reimbursement of losses of damages deriving from any breach of this Code will be requested to the employees according to the procedures set forth by the applicable national collective bargaining agreement.

In Italy, prior to inflict to employee any sanction deriving from possible violations of this Code, the specific disciplinary procedure provided for by Law. No. 300/1970 (the so called “Workers’ Statute”) shall be implemented. In particular, the Ethics Office shall notify in writing to the employee concerned the facts relating to the alleged misconduct and shall ask the employee concerned to furnish his/her justifications within 5 days from the receipt of such disciplinary letter.

The disciplinary sanction, if any, shall be adopted following the 5-days’ term granted to the employee to render his/her justifications. The disciplinary sanctions shall be proportional to the employee’s behaviour in breach.

Personal Data

In Italy the personal data of the Covered Persons shall be processed in compliance with Legislative Decree n. 196 of 30 June 2003, concerning personal data protection.

Pursuant to Covered Persons have access, rectification and objection rights in regard to the data relating to them. They may exercise these rights by contacting the Ethics Office. The Ethics Office will be notified of any Covered Persons who invoke the objection rights to provide broker statements to their local Compliance Department.

Certain recipients of personal data are located outside of the EU, in particular the following recipients: SSGA Compliance, Boston, MA, and StarCompliance Software, Inc., Rockville, MD, United States of America. The following data will be communicated to such recipients: Covered Person’s name, business phone number, business email address, name of brokerage firm, account number, name and amount of securities held in brokerage account. StarCompliance Software, Inc. has obtained and maintains a US-EU Safe Harbor Certification with respect to data protection. The transmission of data to recipients located outside of the EU will be made for the purpose of implementing and coordinating the rules contemplated by this Code.

Japan

Holding Period

Covered Persons in Japan are subject to a minimum holding period of 6 months regardless of whether a transaction would result in the Covered Person realizing a loss or profit. (Section V. B. Short - Term Trading) This requirement applies to equities, equity warrants, convertible bonds and other equity related products, and does not apply to ETFs, mutual funds, and non-convertible bonds.

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Appendix F

Contacts

Questions or Concerns about Policies or Situations:

The Ethics Office (ethics@statestreet.com)

Actual or Possible Violations of Policy:

The Ethics Office (ethics@statestreet.com)

The Network (Confidential)

333 Research Court, Norcross, GA 30092 USA

www.tnwinc.com/webrepor

US and Canada	1 888 736 9833

Austria	0 80 200 288 then 1 888 736 9833

Australia	1 800 08 7428

Belgium	0800 7 5651

Cayman Islands	1 888 736 9833

China	Telecom South: 10 800 110 0731 China Netcom Group: 10 800 711 0788

France	0800 91 2790

Germany	0800 180 8934

Hong Kong	800 90 3272

India	000 800 100 1389

Japan	KDD: 00531 11 4442 Cable & Wireless IDC: 0066 33 801143 Softbank Telecom: 0066 33 112661 NTT: 0034 800 900131

South Korea	00798 11 002 1599

Luxembourg	800 2 7148

Netherlands	0800 022 7427

Poland	0 0 800 111 1730

Singapore	800 110 1607

South Africa	0800 981 281

Switzerland	0800 89 6872

Taiwan	00801 10 4147

UAE	0 800 121 then 1 888 736 9833

UK	0808 234 4889

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Appendix G

Code of Ethics Reporting Requirements

Report	Frequency	Requirements	Notes
Initial Holdings Report	Once; completed after becoming Covered Person	Disclose all Reportable Accounts and Holdings in StarCompliance (See Page 8)	Remember to set up duplicate statements and confirmations from your broker, if necessary (See 005. Duplicate Statements and Confirms on Page 8).

Annual Holdings Report	Annually in January	Ensure all holdings in Covered Securities (See Appendix C) are correctly reflected in StarCompliance. This includes holdings in accounts resulting from involuntary transactions that have occurred and transactions in Covered Securities that are affected in Automatic Investment Plans or accounts approved by the Ethics Office as Fully Managed Accounts.	You are responsible for ensuring the data in this report is accurate. If you hold an account at a Approved Broker and holdings data is fed to StarCompliance (See 006. Maintain Accounts with Approved Brokers), you must still review the data on the report for accuracy.

Quarterly Transaction Report	Quarterly

Ensure all Reportable Transactions for the quarter are correctly reflected in StarCompliance.

Transactions in accounts previously approved by the Ethics Office as Fully Managed Accounts or Automatic Investment Plans are not Reportable Transactions.

You are responsible for ensuring the data in this report is accurate. If you hold an account at an Approved Broker and holdings data is fed to StarCompliance (See 006. Maintain Accounts with Approved Brokers), you must still review the data on the report for accuracy.

Ad Hoc Holdings Report	Ad hoc Marriage, new children, inheritance, and financial planning activities may cause accounts and holdings to be opened or associated to you.	Disclose any newly opened or newly associated Reportable Accounts and Holdings in StarCompliance within 30 days of opening or association.	Remember to set up Duplicate Statements and Confirms (See 005. Duplicate Statements and Confirms on Page 8).

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Appendix H

Code of Ethics FAQs

The Ethics Office has additional FAQ and How-To documents related to using Star and completing required reporting (e.g., Initial and Annual Holdings Reports) available on StarCompliance.

I work in the United States. Do I have to report my State Street 401(k)?

No, you are not required to disclose your State Street 401(k) at this time. 401(k) and other self invested workplace pension accounts are reportable where you or your covered persons have investment discretion beyond that of allocating a monthly value to a specific risk profile or sector, or selecting from a limited number of pre-selected funds.

However, if you have activated the Brokerage Link feature for your 401(k), you must report that account and ensure that all transactions and holdings are reflected accurately in Quarterly Transaction Reports and Annual Holdings Reports, respectively.

My spouse (or I) has a company- or government-sponsored retirement plan (such as a 401(k) in the US, or a superannuation plan in Australia). How do I determine what accounts, holdings, and transactions must be disclosed and pre-cleared?

Due to the wide variety of plans available globally, it’s important to check with the Ethics Office if you have any questions about how this applies to you.

Accounts

If the account or plan currently holds Covered Securities (see Appendix C), you must disclose the account.

Retirement plans usually have a “line up” of available investments from which the account owner can choose; if there is a Covered Security in the line up of available investments, but you do not currently invest in Covered Securities, you are not required to disclose the account. If at any point, your retirement plan invests in Covered Securities, you must disclose the account, the holdings in Covered Securities, and the Transactions in Covered Securities, as described below.

Holdings

You must disclose any holdings in Covered Securities (see Appendix C).

Transactions

Usually, transactions in a retirement plan you are actively participating in fall under the Automatic Investment Plan definition (see Appendix A) and are treated as such. However, you must pre-clear and disclose any transactions over which you exercised discretion. For example, the following types of transactions must be pre-cleared and disclosed:

•

A change in future investment allocations in Covered Securities, such as increasing your automatic payroll investment in Security XYX from 15% to 20%. Note: only the initial change must be pre-cleared and reported.

•	Re-allocating your existing holdings in Covered Securities, such as changing your portfolio from 50% Security XYZ and 50% Security ABC to 75% Security XYZ and 25% Security ABC.

If you or your Covered Person are automatically enrolled in a plan with default investment percentages (e.g., 7% of salary) and investment options, any transactions made as a result of your automatic enrollment are not subject to disclosure or pre-clearance.

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I have an account with an Approved Broker which feeds my transactions to Star. Can you tell me what I have to do with regards to pre-clearance and reporting whenever I make personal trades?

In order to ensure your trades are properly pre-cleared and reported, make sure that you:

(1)	Pre-clear the trade by submitting a PTAF in Star. PTAFs:

•	Must be for the correct security, account, and trade direction (buy vs. sell).

•	Must be for at least the amount of shares that you plan on trading. You may always trade fewer shares than you were approved for, but you may not trade more.

•	Are valid only for the day they are approved.

(2)

Wait for the result (Approved or Denied) from Star before trading. You’ll receive the result within seconds on screen and will receive an email with the results. PTAFs are valid only for the day they are approved.

(3)	Ensure your transactions are accurately reflected in Star.

•

You are required to do this on a quarterly basis (known as the Quarterly Transactions Report), but many people find it easier to compare their transactions in Star with their broker’s records (e.g., a statement or trade confirmations) more frequently.

•	When you submit your Quarterly Transactions Report, it must accurately reflect all Reportable Transactions for the quarter.

•	The Approved Broker feeds are tools to help keep accurate records in Star; you are responsible for the accuracy of the data in your Code of Ethics reports.

My account is not with an Approved Broker. Can you tell me what I have to do with regards to pre-clearance and reporting whenever I make personal trades?

In order to ensure your trades are properly pre-cleared and reported, make sure that you:

(1)	Pre-clear the trade by submitting a PTAF in Star. PTAFs:

•	Must be for the correct security, account, and trade direction (buy vs. sell).

•	Must be for at least the amount of shares that you plan on trading. You may always trade fewer shares than you were approved for, but you may not trade more.

•	Are valid only for the day they are approved.

(2)

Wait for the result (Approved or Denied) from Star before trading. You’ll receive the result within seconds on screen and will receive an email with the results. PTAFs are valid only for the day they are approved.

(3)	Ensure your transactions are accurately reflected in Star.

•	You are required to do this on a quarterly basis (known as the Quarterly Transactions Report), but many people find it easier to use Star’s “Execute” function after they trade.

1.	From the Trade Requests screen in Star, select the trade you made.

2.	Click on the Execute button at the top of the screen.

3.	Correct any details (such as number of shares traded and market price) and click Execute at the top of the screen.

•	When you submit your Quarterly Transactions Report, it must accurately reflect all Reportable Transactions for the quarter.

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